Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

sebastien_reyes@uhaul.com

AMERCO Announces Special Cash Dividend

Reno, Nev. (October 8, 2021) AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on October 6, 2021, declared a special cash dividend on its Common Stock of $0.50 per share. The dividend will be payable October 29, 2021 to holders of record on October 18, 2021.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. Our customers’ patronage has enabled the U-Haul fleet to grow to approximately 176,000 trucks, 126,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers over 825,000 rentable storage units and 71.6 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry.